Eaton Vance Management

Two International Place

Boston, MA  02110

(617) 482-8260

www.eatonvance.com

EXHIBIT (l)

September 26, 2016

Eaton Vance Floating-Rate Income Trust

Two International Place

Boston, MA  02110

Ladies and Gentlemen:

Eaton Vance Floating-Rate Income Trust (the “Trust”) is a voluntary association (commonly referred to as a “business trust”) established under Massachusetts law with the powers and authority set forth under its Declaration of Trust dated April 30, 2004, as amended (the “Declaration of Trust”).

I am a member of the Massachusetts bar and have acted as counsel to the Trust in connection with Post-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-2 to be filed with the Securities and Exchange Commission on September 26, 2016 (as so amended, the “Registration Statement”), with respect to the issuance of common shares (“Shares”) of the Trust.  I provide this opinion in connection with the Trust’s filing of the Registration Statement.

I have examined originals, or copies, certified or otherwise identified to my satisfaction, of such certificates, records and other documents as I have deemed necessary or appropriate for the purpose of this opinion.  Based upon the foregoing, and with respect to Massachusetts law (other than the Massachusetts Uniform Securities Act), only to the extent that Massachusetts law may be applicable and without reference to the laws of the other several states or of the United States of America, I am of the opinion that the Shares have been duly authorized for issuance by the Trust and, when issued and delivered against payment therefore as described in the Prospectus included in the Registration Statement, will be validly issued, fully paid and nonassessable.  In this regard, however, I note that, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the Trust.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 1 to the Registration Statement pursuant to the 1933 Act.

Very truly yours,

/s/ Jeanmarie Valle Lee

Jeanmarie Valle Lee, Esq.

Vice President

Eaton Vance Management

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